Exhibit 3.2

	Geschäftsordnung für den Aufsichtsrat der Innocoll AG		Rules of Procedure of the Supervisory Board of Innocoll AG

	Der Aufsichtsrat der Innocoll AG (nachfolgend die „Gesellschaft“) hat durch Beschluss vom 24. Juni 2014 seine Geschäftsordnung wie folgt festgestellt:		By way of a resolution dated 24 June 2014, the supervisory board of Innocoll AG (hereinafter the “Company”) has adopted the following rules of procedure:

	§ 1 Allgemeine Vorschriften		Section 1 General Provisions

1.	Der Aufsichtsrat berät und überwacht den Vorstand der Gesellschaft bei der Leitung des Unternehmens.	1.	The supervisory board of the Company (the “Supervisory Board”) shall advise and supervise the management board of the Company (the “Management Board”) in its management of the Company.

2.	Der Aufsichtsrat führt seine Geschäfte nach den Vorschriften der Gesetze, der Satzung der Gesellschaft, dem Deutschen Corporate Governance Kodex (soweit nicht Abweichungen in der Entsprechungserklärung veröffentlicht wurden) und dieser Geschäftsordnung. Er arbeitet mit dem Vorstand der Gesellschaft zum Wohle der Gesellschaft vertrauensvoll zusammen.	2.	The Supervisory Board shall conduct its business in accordance with applicable law, the Company’s articles of association (hereinafter the “Articles of Association”), the German Corporate Governance Code (unless deviations have been disclosed in the compliance statement) and these rules of procedure. In fulfilling its duties, it shall cooperate closely, in good faith, with the Management Board in pursuing the best interests of the Company.

3.	Der Aufsichtsrat überprüft regelmäßig, mindestens jedoch alle zwei Jahre, die Effizienz seiner Tätigkeit.	3.	The Supervisory Board shall review the efficiency of its activities on a regular basis, at least once every two years.

	§ 2 Mitglieder des Aufsichtsrates		Section 2 Members of the Supervisory Board

1.	Der Aufsichtsrat besteht aus sechs (6) Mit-gliedern.	1.	The supervisory board consists of six (6) members.

2.	Jedes Aufsichtsratsmitglied soll über die zur ordnungsgemäßen Wahrnehmung der Aufgaben erforderlichen Kenntnisse, Fähigkeiten und fachlichen Erfahrungen verfügen und hinreichend unabhängig sein. Die	2.	Each member of the Supervisory Board shall have the required knowledge, abilities and relevant experience to fulfill his/her duties properly and shall be sufficiently independent. The tenure of a Supervisory Board member shall not be extended beyond

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	Amtszeit eines Aufsichtsratsmitglieds soll nicht über dessen 85. Geburtstag hinaus fortdauern.		his/her 85th birthday.

3.	Bei den Vorschlägen zur Wahl von Aufsichtsratsmitgliedern durch die Hauptversammlung soll auf die folgenden Grundsätze geachtet werden:	3.	The Supervisory Board’s proposals for the election of new members of the Supervisory Board by the shareholders’ meeting shall take into account the following principles:

a)	Kandidaten, die dem Vorstand einer anderen börsennotierten Gesellschaft angehören, dürfen nicht zum Mitglied des Aufsichtsrats gewählt werden, wenn sie mehr als zwei Aufsichtsratsmandate in börsennotierten Gesellschaften wahrnehmen, die nicht dem Konzern derjenigen Gesellschaft angehören, in der die Vorstandstätigkeit ausgeübt wird.
		a)	Candidates who are members of the management board of another listed company shall not serve as members of the Supervisory Board if they hold more than two supervisory board seats at listed companies which do not belong to the group of the company at which the management board position is held.

b)	Dem Aufsichtsrat sollen nicht mehr als zwei ehemalige Mitglieder des Vorstands angehören. Aufsichtsratsmitglieder sollen keine Organfunktion oder Beratungsaufgaben bei wesentlichen Wettbewerbern der Gesellschaft ausüben.
		b)	No more than two former members of the Company’s Management Board shall serve as members of the Supervisory Board. Members of the Supervisory Board shall not hold directorships or similar positions or work in an advisory capacity at major competitors of the Company.

c)	Die Bestellung eines ehemaligen Vorstandsmitglieds (insbesondere des Vorstandsvorsitzenden) zum Aufsichtsratsvorsitzenden oder zum Vorsitzenden eines Aufsichtsratsausschusses soll nicht die Regel sein. Wenn eine solche Bestellung vorgeschlagen wird, muss diese in der Hauptversammlung besonders begründet werden.	c)	A previous member of the Management Board (especially the chairman of the Management Board) should generally not be appointed as chairman of the Supervisory Board or as chairman of a Supervisory Board committee. If such appointment is proposed, it must be firmly justified at the shareholders’ meeting.

d)	Dem Aufsichtsrat sollen nach seiner Einschätzung mehrheitlich unabhängige Mitglieder angehören. Ein Aufsichtsratsmitglied ist als unabhängig anzusehen, wenn es in keiner geschäftlichen oder persönlichen Beziehung zu der Gesellschaft oder deren Vorstand steht, die einen Interessenskonflikt begründen könnte.	d)	The majority of the Supervisory Board shall be composed of – in its own opinion – independent members. A member of the Supervisory Board is independent if the member has no business or personal relationship with the Company or its Management Board which could constitute a conflict of interest.

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e)	Bei den Vorschlägen zur Wahl von Aufsichtsratsmitgliedern soll auf die internationale Tätigkeit des Unternehmens sowie auf die Vielfalt (Diversity) geachtet werden, insbesondere durch eine angemessene Beteiligung von Frauen.
		e)	Attention shall be paid to the international activities of the Company and diversity with regard to the proposals for the election of members of the Supervisory Board, in particular through the adequate participation of women.

	§ 3 Rechte und Pflichten der Aufsichtsratsmitglieder		Section 3 Rights and Obligations of the Members of the Supervisory Board

1.	Die Mitglieder des Aufsichtsrats haben die gleichen Rechte und Pflichten, sofern das Gesetz, die Satzung oder diese Geschäftsordnung nichts anderes bestimmen. An Aufträge und Weisungen sind sie nicht gebunden.	1.	All members of the Supervisory Board shall have the same rights and duties unless otherwise determined by applicable law, the Articles of Association or these rules of procedure. They are not bound by mandates or instructions.

2.	Die Mitglieder des Aufsichtsrats haben über vertrauliche Angaben und Geheimnisse der Gesellschaft, insbesondere vertrauliche Berichte und Beratungen, die ihnen durch ihre Tätigkeit im Aufsichtsrat bekannt werden, Stillschweigen zu bewahren. Diese Verpflichtung gilt auch nach dem Ausscheiden aus dem Amt. Mit Beendigung der Mitgliedschaft im Aufsichtsrat sind alle im Besitz des ausscheidenden Aufsichtsratsmitglieds befindlichen vertraulichen Unterlagen an den Aufsichtsratsvorsitzenden zurückzugeben.	2.	The members of the Supervisory Board shall be bound to strict confidentiality with regard to confidential information and secrets of the Company (especially confidential reports and consultations) to which they gain access through their service on the Supervisory Board. This obligation continues to apply after they have left office. All confidential documents must be returned to the chairman of the Supervisory Board when a member’s membership of the Supervisory Board comes to an end.

3.	Jedes Mitglied des Aufsichtsrats ist dem Gesellschaftsinteresse verpflichtet. Es darf bei seinen Entscheidungen weder persönliche Interessen verfolgen noch Geschäftschancen, die dem Unternehmen zustehen, für sich nutzen.	3.	Each member of the Supervisory Board shall act in the Company’s best interests. No member of the Supervisory Board may pursue personal interests in his/her decisions or personally engage business opportunities intended for the Company.

4.	Jedes Aufsichtsratsmitglied hat dem Aufsichtsratsvorsitzenden gegenüber jegliche Interessenkonflikte offen zu legen, insbesondere solche, die aufgrund einer Beratung oder	4.	Each member of the Supervisory Board shall inform the chairman of the Supervisory Board of potential conflicts of interest, especially those which may

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Organfunktion bei Kunden, Lieferanten, Kreditgebern oder sonstigen Geschäftspartnern entstehen könnten. Der Aufsichtsratsvorsitzende veranlasst gegebenenfalls eine Beratung im Vergütungs- und Nominierungsausschuss des Aufsichtsrats. Der Aufsichtsratsvorsitzende hat den Aufsichtsrat oder den Vergütungs- und Nominierungsausschuss über eigene Interessenkonflikte zu unterrichten.
			arise through a consultant or directorship function with clients, suppliers, lenders or other business associates. If necessary, the chairman of the Supervisory Board will arrange for the matter to be discussed by the Compensation and Nomination Committee. The chairman of the Supervisory Board shall inform the Supervisory Board or the Compensation and Nomination Committee of his own conflicts of interest.

5.	Jedes Mitglied des Aufsichtsrats ist verpflichtet, den Kauf und Verkauf von Aktien der Gesellschaft sowie ihrer Tochtergesellschaften, von Optionen sowie sonstigen Derivaten auf diese unverzüglich der Gesellschaft bekannt zu geben.	5.	Each member of the Supervisory Board shall inform the Company without undue delay of any purchase or sale of shares in the Company or any of its subsidiaries and of any options or other derivatives in relation to such shares.

6.	Der Aufsichtsrat soll in seinem Bericht an die ordentliche Hauptversammlung über aufgetretene Interessenkonflikte und deren Behandlung informieren. Wesentliche und nicht nur vorübergehende Interessenkonflikte in der Person eines Aufsichtsratsmitglieds sollten zur Beendigung des Mandats führen.	6.	The Supervisory Board shall inform the annual shareholders’ meeting in its annual report (Bericht des Aufsichtsrates) of any arising conflicts of interest and the handling thereof. Material and lasting conflicts of interest concerning a Supervisory Board member should lead to the termination of the mandate.

7.	Der Aufsichtsrat bestellt und beruft die Mitglieder des Vorstands ab. Er ernennt ein Mitglied des Vorstands zum Vorstandsvorsitzenden und ein Mitglied zu seinem Stellvertreter. Bei der Zusammensetzung des Vorstands soll der Aufsichtsrat auf Vielfalt (Diversity) achten. Die Amtszeit eines Vorstandsmitglieds soll nicht über dessen 65. Geburtstag hinaus fortdauern. Der Aufsichtsrat soll gemeinsam mit dem Vorstand für eine langfristige Nachfolgeplanung sorgen. Der Aufsichtsrat soll eine Wiederbestellung von Vorstandsmitgliedern früher als ein Jahr vor dem Ende der Amtsperiode unter gleichzeitiger Aufhebung der laufenden Bestellung nur bei	7.	The Supervisory Board appoints and revokes the members of the Management Board. The Supervisory Board shall appoint one member of the Management Board to be the Management Board’s chairman and one member to be the deputy chairman. When appointing the Management Board, the Supervisory Board shall respect diversity. The tenure of a member of the Management Board shall not be extended beyond his/her 65th birthday. Together with the Management Board, it shall ensure that there is long-term succession planning. Only under special circumstances shall the Supervisory Board terminate a current appointment and reappoint members of the Management Board earlier than one

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	Vorliegen besonderer Umstände vornehmen.		year prior to the end of their current tenure.

	§ 4 Aufsichtsratsvorsitzender und Stellvertreter		Section 4 Chairman and Deputy Chairman of the Supervisory Board

1.	Der Aufsichtsrat wählt nach Maßgabe des Aktiengesetzes und der Satzung der Gesellschaft unter der Leitung des lebensältesten anwesenden Mitglieds des Aufsichtsrats aus seiner Mitte einen Vorsitzenden und einen Stellvertreter. Die Wahl erfolgt jeweils für die Dauer ihrer Amtszeit im Aufsichtsrat oder einen kürzeren vom Aufsichtsrat bestimmten Zeitraum.	1.	As provided by the German Stock Corporation Act (Aktiengesetz, AktG) and the Articles of Association, under the direction of the oldest Supervisory Board member present, the Supervisory Board shall elect a chairman and a deputy chairman from among its members; elected in each case for the duration of their term in office as Supervisory Board members or a shorter period determined by the Supervisory Board.

2.	Der Stellvertreter hat, soweit diese Geschäftsordnung nicht ausdrücklich etwas anderes regelt, die Rechte und Pflichten des Aufsichtsratsvorsitzenden, wenn dieser verhindert ist.	2.	Unless otherwise expressly stipulated in these rules of procedure, the deputy chairman exercises the chairman’s rights and obligations whenever the chairman is unable to do so.

3.	Scheidet der Aufsichtsratsvorsitzende oder sein Stellvertreter während der Amtszeit aus, so hat der Aufsichtsrat unverzüglich einen Nachfolger für die restliche Amtszeit des Ausgeschiedenen zu wählen.	3.	If the chairman or deputy-chairman resigns from office prior to his term in office, the supervisory board has to elect a successor immediately for the remaining term of office of the resigning person.

4.	Der Aufsichtsratsvorsitzende ist zur Abgabe jeglicher Willenserklärungen im Namen des Aufsichtsrats berechtigt, die zur Umsetzung der Aufsichtsratsbeschlüsse erforderlich sind. Der Aufsichtsratsvorsitzende ist befugt, Erklärungen für den Aufsichtsrat entgegenzunehmen.	4.	The chairman of the Supervisory Board shall be authorized, on behalf of the Supervisory Board, to make declarations necessary to implement the resolutions of the Supervisory Board. The chairman of the Supervisory Board is authorized to accept declarations addressed to the Supervisory Board.

	§ 5 Einberufung von Sitzungen		Section 5 Convening of Meetings

1.	Der Aufsichtsrat muss mindestens zwei Sitzungen im Kalenderhalbjahr abhalten. Weitere Sitzungen werden nach Bedarf einberufen.	1.	The Supervisory Board shall hold at least two meetings each calendar half year. Additional meetings shall be held if necessary.

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2.	Der Aufsichtsratsvorsitzende informiert den Aufsichtsrat insbesondere über wichtige Ereignisse, die ihm vom Vorstandsvorsitzenden mitgeteilt wurden und von grundlegender Bedeutung für die Beurteilung der Lage und der Entwicklung der Gesellschaft sowie für die Geschäftsleitung des Unternehmens sind, und beruft erforderlichenfalls eine außerordentliche Sitzung des Aufsichtsrats ein.	2.	In particular, the chairman of the Supervisory Board shall inform the Supervisory Board and, if required, convene an extraordinary meeting of the Supervisory Board if he is informed by the chairman of the Management Board of important events which are essential for the assessment of the situation and development as well as for the management of the Company.

3.	Der Aufsichtsratsvorsitzende beruft die Sitzungen des Aufsichtsrats ein. Die Einberufung wird in Textform (z.B. per Brief, Telefax oder E-Mail) an die dem Vorstand zuletzt mitgeteilte Adresse versandt. In dringenden Fällen kann der Aufsichtsratsvorsitzende Sitzungen auch mündlich oder fernmündlich einberufen.	3.	The chairman of the Supervisory Board shall convene the meetings of the Supervisory Board. Notices of the meetings shall be sent in written form (e.g. by letter, fax or email) to the address last made known to the Management Board. In urgent cases, the chairman of the Supervisory Board may also call meetings orally or by telephone.

4.	Die Sitzung ist 14 Tage vor dem Tag der Sitzung unter Angabe von Ort, Datum, Uhrzeit sowie der Tagesordnung und etwaiger Beschlussvorschläge einzuberufen. Bei der Berechnung der Frist werden der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet. In dringenden Fällen kann diese Frist abgekürzt werden. Den Aufsichtsratsmitgliedern werden zusammen mit der Einberufung der Sitzung die erforderlichen Arbeitsdokumente zugesandt.	4.	Notice of the meeting is given with 14 days’ notice and such notice shall state the place, date, time and individual items on the agenda as well as the proposed resolution (if any). The day the notice is given and the day the meeting is hold shall not be included in the calculation of the notice period. In urgent cases, the notice period may be shortened. Required working documents are sent to the members of the Supervisory Board together with the notice of the meeting.

5.	Jedes Mitglied des Aufsichtsrats oder des Vorstands kann unter Angabe des Zwecks und der Gründe vom Aufsichtsratsvorsitzenden die unverzügliche Einberufung des Aufsichtsrats verlangen. Wird dem Verlangen nicht entsprochen, so kann das Mitglied des Aufsichtsrats oder des Vorstands unter Angabe einer Tagesordnung selbst den Aufsichtsrat einberufen. Die Sitzung muss binnen zwei Wochen nach der Einberufung	5.	Each member of the Supervisory Board or the Management Board, indicating the purpose and the reasons for the request, shall be entitled to have the chairman of the Supervisory Board convene a meeting of the Supervisory Board without delay. Should this request be denied, the member of the Supervisory Board or the Management Board may provide an agenda and convene the Supervisory Board himself. The meeting shall be hold within

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	stattfinden.		two weeks from the date on which notice thereof has been given.

6.	Anträge einzelner Mitglieder des Aufsichtsrats oder des Vorstands, die vor Absendung der Tagesordnung eingehen, sind auf die Tagesordnung zu setzen.	6.	Proposals for resolutions by individual members of either the Supervisory Board or the Management Board shall be placed on the agenda if received before the agenda is circulated.

7.	Der Vorstand nimmt an den Sitzungen des Aufsichtsrats teil, soweit der Aufsichtsratsvorsitzende nichts anderes bestimmt.	7.	The Management Board shall attend the meetings of the Supervisory Board unless the chairman of the Supervisory Board decides otherwise.

	§ 6 Sitzungen und Beschlussfassungen		Section 6 Meetings and Resolutions

1.	Der Aufsichtsratsvorsitzende leitet die Sitzungen des Aufsichtsrats. Er bestimmt die Reihenfolge der Sitzungsgegenstände sowie die Art und Reihenfolge der Abstimmung.	1.	The chairman of the Supervisory Board shall chair the meetings of the Supervisory Board. He shall determine the order in which items are dealt with as well as the type and order of voting procedure.

2.	Der Aufsichtsratsvorsitzende bestimmt die Verhandlungssprache. Ist ein Mitglied des Aufsichtsrats der Verhandlungssprache nicht mächtig, so hat der Aufsichtsratsvorsitzende für die Herbeiziehung eines Simultandolmetschers Sorge zu tragen.	2.	The chairman of the Supervisory Board also determines the language in which the meeting shall be conducted. If a member of the Supervisory Board does not speak the language so determined, the chairman of the Supervisory Board shall procure a simultaneous interpreter.

3.	Der Aufsichtsrat ist beschlussfähig, wenn alle Aufsichtsratsmitglieder eingeladen wurden und mindestens drei Mitglieder an der Beschlussfassung teilnehmen. Ein Mitglied des Aufsichtsrates, das sich der Stimme enthält, nimmt an der Abstimmung teil. Mitglieder, die durch Telefon- oder Videokonferenz zugeschaltet sind, gelten als anwesend.	3.	The Supervisory Board shall have a quorum if all members of the Supervisory Board have been invited to the meeting and at least three members participate in adoption resolutions. A member of the Supervisory Board abstaining from voting shall be considered to participate in the voting. Supervisory board members who are attending the meeting by means of telephone or video conference shall be deemed to be present.

4.	Abwesende Aufsichtsratsmitglieder können an der Beschlussfassung in einer Sitzung teilnehmen, indem sie ihre Stimmabgaben in Schriftform durch anwesende Mitglieder überreichen lassen. Die	4.	Absent members of the Supervisory Board can participate in the voting in a meeting by submitting their votes in written form through other members present at the meeting. They may also cast their votes during a meeting by fax

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	Aufsichtsratsmitglieder können ihre Stimme während der Sitzung auch per Telefax oder E-Mail unter der Voraussetzung abgeben, dass kein Aufsichtsratsmitglied einer derartigen Stimmabgabe widersprochen hat. Die Aufsichtsratsmitglieder können ihre Stimme auch in einem angemessenen Zeitraum, den der Aufsichtsratsvorsitzende bestimmt, auch per Telefon, Telefax, E-Mail oder durch jede andere übliche Form der Telekommunikation nach der Sitzung unter der Voraussetzung abgeben, dass kein Aufsichtsratsmitglied einer derartigen Stimmabgabe widersprochen hat.		or by email, provided that no member of the Supervisory Board objects to voting by such means. They may also cast their votes following the meeting within a reasonable period of time to be determined by the chairman of the Supervisory Board by telephone, by fax, by email or by any other common means of communication, provided that no member of the Supervisory Board objects to voting by such means.

5.	Beschlüsse des Aufsichtsrats werden im Regelfall in Sitzungen gefasst. Außerhalb von Sitzungen können Beschlüsse mündlich, telefonisch, schriftlich, per E-Mail oder durch jede andere übliche Form der Telekommunikation, insbesondere per Videokonferenz gefasst werden, wenn alle Aufsichtsratsmitglieder an der Beschlussfassung teilnehmen oder wenn der Aufsichtsratsvorsitzende dies anordnet und kein Aufsichtsratsmitglied innerhalb einer angemessenen Zeit, die der Aufsichtsratsvorsitzende in seiner Anordnung bestimmt, der Beschlussfassung auf diesem Wege widerspricht. Soweit ein Aufsichtsratsmitglied an solchen Beschlussfassungen nicht teilgenommen hat, ist es unverzüglich über die gefassten Beschlüsse zu unterrichten.	5.	In principle, resolutions of the Supervisory Board shall be adopted in meetings. Outside of meetings, resolutions can be adopted orally, by telephone, in writing, by fax, by email or by any other common means of communication, in particular by video conference, if all members of the Supervisory Board participate in the adoption of the resolution or if the chairman of the Supervisory Board orders, and no member of the Supervisory Board objects to the adoption of the resolution by any such means within a reasonable period of time determined by the chairman of the Supervisory Board and stated in his order. Insofar as a member of the Supervisory Board has not participated in adopting such resolutions, he shall be informed immediately about the resolutions adopted.

6.	Beschlüsse des Aufsichtsrates bedürfen der Mehrheit der abgegebenen Stimmen, soweit nicht durch die Satzung oder das Gesetz eine andere Mehrheit zwingend vorgeschrieben ist. Stimmenthaltungen gelten nicht als Stimmabgabe.	6.	Unless the Articles of Association or statutory law provide for different rules, resolutions of the Supervisory Board are adopted by a simple majority of the votes cast. Votes abstaining from voting shall not be considered as a vote cast.

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7.	Ergibt eine Abstimmung Stimmengleichheit, so steht dem Aufsichtsratsvorsitzenden das Recht zum Stichentscheid zu. Bei Stimmengleichheit entscheidet die Stimme des Vorsitzenden (Stichentscheid); das gilt auch bei Wahlen. Falls kein Vorsitzender ernannt ist oder der Vorsitzende nicht an der Abstimmung teilnimmt, gilt bei Stimmengleichheit ein Antrag als abgelehnt.	7.	In case of a tie vote, the chairman of the Supervisory Board shall have the decisive vote (casting vote); this also applies to elections. If no chairman is appointed or the chairman does not participate in the voting, an application is considered rejected in the event of a tie vote.

8.	Über Gegenstände, die nicht auf der Tagesordnung stehen, darf verhandelt werden, wenn die anwesenden Aufsichtsratsmitglieder dies mit einfacher Mehrheit beschließen. Beschlüsse über solche Gegenstände dürfen nur gefasst werden, wenn in der Sitzung kein Aufsichtsratsmitglied widerspricht und alle abwesenden Mitglieder diesem Verfahren innerhalb einer vom Aufsichtsratsvorsitzenden zu bestimmenden Frist nachträglich zustimmen. Der Beschluss wird erst mit Zustimmung der abwesenden Mitglieder wirksam.	8.	Items not included in the agenda may be debated if the majority of the members of the Supervisory Board resolve to do so. Resolutions on such items may only be adopted if no member raises an objection in the meeting and all absent members of the Supervisory Board subsequently approve this procedure within a period to be set by the chairman of the Supervisory Board. Upon subsequently approval of all absent members, the resolution passed shall be valid.

9.	Der Aufsichtsratsvorsitzende bestellt einen Protokollführer und entscheidet über die Zuziehung von Sachverständigen und Auskunftspersonen zur Beratung über einzelne Gegenstände der Tagesordnung.	9.	The chairman of the Supervisory Board shall arrange for a recording secretary and decides whether to call upon experts or other persons able to provide information for dealing with individual points on the agenda.

10.	Über die Sitzungen und Beschlüsse des Aufsichtsrats sind Niederschriften anzufertigen, in denen der Ort und der Tag der Sitzung oder Beschlussfassung, die Teilnehmer, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlungen und die Beschlüsse des Aufsichtsrats anzugeben sind. Über einen Beschluss, der außerhalb von Sitzungen gefasst wird, ist eine schriftliche Niederschrift anzufertigen. Die Niederschriften sind in der vom Aufsichtsratsvorsitzenden	10.	Minutes shall be kept of the meetings and the resolutions passed of the Management Board stating the place and day of the meeting or the resolution passed, the participants, the items of the agenda, the essential elements of the discussions and the resolutions passed. Any resolution adopted outside of meetings shall be recorded in writing. Minutes shall be kept in the language determined by the chairman of the Supervisory Board pursuant to Section 6 para. 2 of these rules of procedure and subsequently translated

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	nach § 6 Abs. 2 dieser Geschäftsordnung bestimmten Sprache anzufertigen und nachfolgend in eine Sprache zu übersetzen, die von dem Aufsichtsratsmitglied bzw. den Aufsichtsratsmitgliedern gesprochen wird bzw. werden, welcher bzw. welche die Sprache, in der die Sitzung abgehalten wurde, nicht spricht bzw. sprechen. Die Niederschrift ist vom Sitzungsleiter und dem von ihm benannten Protokollführer zu unterzeichnen. Eine Abschrift ist allen Aufsichtsratsmitgliedern unverzüglich zuzuleiten.		into a language spoken by the members of the Supervisory Board, if any, who do not speak the language in which the meeting was conducted. These minutes shall be signed by the chairman of the meeting and the recording secretary. A copy of these minutes shall be sent immediately to all members of the Supervisory Board.

11.	Die Niederschrift gilt als genehmigt, wenn kein Mitglied des Aufsichtsrats, das an der Beschlussfassung teilgenommen hat, innerhalb von vier Wochen nach Absendung der Niederschrift schriftlich beim Aufsichtsratsvorsitzenden widerspricht.	11.	The minutes shall be deemed approved if no member of the Supervisory Board who took part in the voting submits a written objection to the chairman of the Supervisory Board within four weeks of the minutes being sent.

	§ 7 Ausschüsse		Section 7 Committees

1.	Der Aufsichtsrat bildet und besetzt aus seiner Mitte die folgenden Ausschüsse:	1.	From among its members, the Supervisory Board shall set up and appoint the following Committee:

a)	einen Nominierungs- und Corporate Governance Ausschuss,	a)	a nominating and corporate governance committee,

b)	einen Vergütungsausschuss, und	b)	a compensation committee, and

c)	einen Prüfungsausschuss.	c)	an audit committee.

2.	Der Aufsichtsrat kann aus seiner Mitte weitere Ausschüsse bilden und besetzen und ihnen, soweit gesetzlich zulässig, ebenso wie den in § 7 Abs. 1 dieser Geschäftsordnung genannten Ausschüssen, Entscheidungsbefugnisse übertragen.	2.	From among its members, the Supervisory Board may set up and appoint further committees and, to the extent legally possible, transfer to them decision-making powers similar to those of the committees mentioned in Section 7 para. 1 of these rules of procedure.

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3.	Die für den Aufsichtsrat in der Satzung und dieser Geschäftsordnung getroffenen Regelungen gelten entsprechend für die innere Organisation der Ausschüsse, soweit nicht nachfolgend Abweichendes bestimmt ist. Insbesondere darf sich jeder Ausschuss eine Geschäftsordnung mit Zustimmung des Aufsichtsrats geben.	3.	The regulations established for the Supervisory Board in the Articles of Association and these rules of procedure apply accordingly to the internal organization of the committees unless otherwise provided below. In particular, upon approval of the Supervisory Board, each committee may adopt its own rules of procedure (charter).

	§ 8 Mitglieder der Ausschüsse		Section 8 Committee Members

1.	Die Mitglieder der Ausschüsse werden in der konstituierenden Aufsichtsratssitzung für die Dauer ihrer Amtszeit als Aufsichtsratsmitglieder bestellt.	1.	The members of the committees are appointed at the constituent meeting of the Supervisory Board for their entire tenure as members of the Supervisory Board.

2.	Die Ausschüsse sind – soweit sie anstelle des Aufsichtsrats Entscheidungen treffen – beschlussfähig, wenn mindestens drei ihrer Mitglieder an der Beschlussfassung teilnehmen.	2.	A committee, insofar as it shall make decisions on behalf of the Supervisory Board, shall have a quorum to adopt resolutions if at least three of its members participate.

3.	Der jeweilige Ausschussvorsitzende berichtet regelmäßig an den Aufsichtsrat über die Tätigkeit des Ausschusses.	3.	Each committee’s chairman shall report to the Supervisory Board on the activity of the committee on a regular basis.

	§ 9 Nominierungs- und Corporate Governance Ausschuss		Section 9 Nominating and Corporate Governance Committee

1.	Dem Nominierungs- und Corporate Governance Ausschuss gehören drei Mitglieder an.	1.	The nominating and corporate governance committee shall be composed of three members.

2.	Der Vorsitzende des Nominierungs- und Corporate Governance Ausschusses wird vom Aufsichtsrat gewählt.	2.	The chairman of the nominating and corporate governance committee shall be elected by the Supervisory Board.

3.	Der Nominierungs- und Corporate Governance Ausschuss hat die folgenden Aufgaben:	3.	The nominating and corporate governance committee shall have the following assignments:

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a)	der Hauptversammlung geeignete Personen zur Besetzung des Aufsichtsrats im Falle der Wahl von Aufsichtsratsmitgliedern;	a)	proposing suitable candidates as Supervisory Board members to the shareholders’ meeting in case of elections of Supervisory Board members;

b)	dem Aufsichtsrat zur Besetzung des Vorstands im Falle der Wahl von Vorstandsmitgliedern geeignete Personen vorzuschlagen;	b)	proposing suitable candidates as Management Board members to the Supervisory Board in case of elections of Management Board members;

c)	dem Aufsichtsrat die Abberufung von Mitgliedern des Aufsichtsrats vorzuschlagen;	c)	proposing the removal of members of the Supervisory Board to the Supervisory Board;

d)	dem Aufsichtsrat Mitglieder für die übrigen Ausschüsse des Aufsichtsrats vorzuschlagen;	d)	proposing candidates as members of other Supervisory Board committees to the Supervisory Board;

e)	Überprüfung der Corporate Governance Grundsätze der Gesellschaft und Vorbereitung der Beschlüsse des Aufsichtsrats über Änderungen der Corporate Governance;	e)	reviewing of the corporate governance guidelines of the Company and preparation of the resolutions of the Supervisory Board to amend the corporate governance;

f)	die Arbeits- und Funktionsweise des Aufsichtsrats und seiner Ausschüsse zu überprüfen.	f)	reviewing the operating and working practices of the Supervisory Board and its committees.

3.	Der Nominierungs- und Corporate Governance Ausschuss überwacht die Einhaltung der Geschäftsordnung des Vorstands. Der Nominierungs- und Corporate Governance Ausschuss wird vom Vorstand gemäß § 9 Abs. 1 der Geschäftsordnung des Vorstands informiert.	3.	The nominating and corporate governance committee monitors adherence to the rules of procedure of the Management Board. The nominating and corporate governance committee is informed by the Management Board pursuant to Section 9 para. 1 of the rules of procedure of the Management Board.

	§ 10 Vergütungsausschuss		Section 10 Compensation Committee

1.	Der Vergütungsausschuss besteht aus dem Vorsitzenden und zwei weiteren Mitgliedern des Aufsichtsrats.	1.	The compensation committee shall be composed of the chairman and two other members of the Supervisory Board.

2.	Der Vorsitzende des Vergütungsausschusses wird vom	2.	The chairman of the compensation committee shall be elected by the

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	Aufsichtsrat gewählt.		Supervisory Board.

3.	Der Vergütungsausschuss hat die folgenden Aufgaben:	3.	The compensation committee shall have the following assignments:

a)	Vorbereitung der Beschlüsse des Aufsichtsrats über Abschluss, Änderung und Beendigung der Anstellungsverträge mit den Vorstandsmitgliedern im Rahmen der vom Aufsichtsrat beschlossenen Struktur des Vergütungssystems;	a)	preparation of the resolutions of the Supervisory Board regarding the conclusion, alteration and termination of employment contracts of members of the Management Board within the framework of the compensation system adopted by the Supervisory Board;

b)	Vorbereitung der Beschlüsse des Aufsichtsrats über Stellung eines Antrags zur Herabsetzung der Bezüge der Vorstandsmitglieder durch das Gericht nach § 87 Abs. 2 AktG;	b)	preparation of the resolutions of the Supervisory Board to reduce the remuneration of the management board through the judiciary under Section 87 para. 2 AktG;

c)	Vorbereitung der Beschlüsse des Aufsichtsrats über Struktur des Vergütungssystems für den Vorstand einschließlich der wesentlichen Vertragselemente und der regelmäßigen Versorgung des Aufsichtsrats mit Informationen, die dieser zur Überprüfung des Vergütungssystems benötigt;	c)	preparation of the resolutions of the Supervisory Board on the framework of the compensation scheme of the Management Board, including its essential contractual elements and providing the Supervisory Board with information necessary for it to review this compensation scheme on a regular basis;

d)	Vertretung der Gesellschaft gegenüber ausgeschiedenen Vorstandsmitgliedern nach § 112 AktG;	d)	representation of the Company vis-à-vis former members of the Management Board under Section 112 AktG;

e)	Einwilligung zu Nebenbeschäftigungen sowie zu anderweitigen Tätigkeiten eines Vorstandsmitglieds nach § 88 AktG;	e)	granting consent for secondary occupations and for other activities of a Management Board member under Section 88 AktG;

f)	Zustimmung zu Verträgen mit Aufsichtsratsmitgliedern nach § 114 AktG.	f)	approval of agreements with Supervisory Board members under Section 114 AktG.

	§ 11 Prüfungsausschuss		Section 11 Audit Committee

1.	Dem Prüfungsausschuss gehören drei Mitglieder an.	1.	The audit committee shall be composed of three members.

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2.	Der Vorsitzende des Prüfungsausschusses wird vom Aufsichtsrat gewählt. Der Vorsitzende des Prüfungsausschusses soll über besondere Kenntnisse und Erfahrungen in der Anwendung von Rechnungslegungsgrundsätzen und internen Kontrollverfahren verfügen, unabhängig sein und soll kein ehemaliges Vorstandsmitglied der Gesellschaft sein, dessen Bestellung vor weniger als zwei Jahren vor der Bestellung als Vorsitzender desPrüfungsausschusses endete.	2.	The chairman of the audit committee shall be elected by the Supervisory Board. The chairman of the audit committee shall have special knowledge and experience of the application of accounting principles and internal control procedures, shall be independent and shall not be a former member of the Management Board of the Company whose appointment ended less than two years prior to his appointment as chairman of the audit committee.

3.	Der Prüfungsausschuss ist insbesondere zuständig für die Überwachung des Rechnungslegungsprozesses, der Wirksamkeit des internen Kontrollsystems, des Risikomanagementsystems, des internen Revisionssystems und der Einhaltung und Beachtung der gesetzlichen Bestimmungen und der unternehmensinternen Richtlinien durch die Konzernunternehmen (Compliance), der erforderlichen Unabhängigkeit der Abschlussprüfer, der Erteilung des Prüfungsauftrags an die Abschlussprüfer, der Zustimmung zu zusätzlichen, durch den Prüfungsauftrag abzudeckenden Leistungen oder der Festlegung von Prüfungsschwerpunkten und der Übereinkunft über die Honorarvereinbarung. Der Prüfungsausschuss bereitet die Beschlussfassung des Aufsichtsrats über den Konzern- und Jahresabschluss vor. Der Prüfungsausschuss ist insbesondere zuständig für die Einführung von Prozessen für (i) den Empfang, den Erhalt und die Behandlung von Beschwerden betreffend die Rechnungslegung, die interne Rechnungsprüfung oder Prüfungsangelegenheiten sowie für (ii) vertrauliche und anonyme Mitteilungen von Mitarbeitern betreffend fragwürdige Rechnungs- legungs- oder	3.	The audit committee shall be, above all, responsible for monitoring of the accounting process, the effectiveness of the internal control system, risk management system, internal audit system, and compliance and the necessary independence of the auditors, commissioning the auditors to conduct the audit, agreeing on additional services to be provided by the auditor under the auditor’s commission or establishing the main points of the audit and reaching agreement upon a fee. It shall prepare the Supervisory Board’s resolution on the consolidated and unconsolidated financial statements. The audit committee is in particular responsible for the establishment of procedures for (i) the receipt, retention and treatment of complaints, which the Company receives regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the employees of concerns regarding questionable accounting or auditing matters.

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	Prüfungsangelegenheiten.

	§ 12 Prüfungsberichte und Beratung über Anschlüsse		Section 12 Auditors‘ Reports

	Die Prüfungsberichte werden den Aufsichtsratsmitgliedern gemäß § 170 Abs. 3 AktG zur Vorbereitung auf die Aufsichtsratssitzung, zu deren Tagesordnung die Beschlussfassung über den Konzern- und Jahresabschluss gehört, ausgehändigt oder übersandt. Die Anlagen und Erläuterungsteile zu den Prüfungsberichten werden nur den Mitgliedern des Prüfungsausschusses ausgehändigt oder übersandt; alle Aufsichtsratsmitglieder können diese Unterlagen jedoch einsehen.		The auditors’ reports shall be handed over or sent to the members of the Supervisory Board pursuant to Section 170 para. 3 AktG in order to prepare for the Supervisory Board meeting whose agenda includes a resolution on the consolidated and unconsolidated financial statements. The appendices and notes to the auditors’ reports shall be given or sent solely to the members of the audit committee; however, all members of the Supervisory Board may inspect these documents.

	§ 13 Inkrafttreten und maßgebliche Sprache		Section 13 Effective Date and Prevailing Language

1.	Diese Geschäftsordnung tritt am Tag des Aufsichtsratsbeschlusses in Kraft, mit dem über sie Beschluss gefasst wird, und gilt solange, bis sie durch den Aufsichtsrat verändert oder aufgehoben wird.	1.	The rules of procedure shall be effective as of the date of the Supervisory Board resolution by which they are implemented and shall remain in force until amended or revoked by the Supervisory Board.

2.	Im Zweifelsfalle hat die deutsche Fassung Vorrang.	2.	In cases of doubt, the German language version shall prevail.

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